UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2025

MBIA Inc.

(Exact name of Registrant as Specified in Its Charter)

Connecticut	001-09583	06-1185706
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Manhattanville Road Suite 301
Purchase, New York		10577
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 914 273-4545

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	MBI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On February 11, 2025, the Compensation and Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of MBIA Inc. (the “Company”), and the Board, approved the grant of special one-time cash retention awards to four of the Company’s named executive officers (the “Executives”), made under the Company’s Amended and Restated Omnibus Incentive Plan in the aggregate amount of $10,175,000, with the details of the grant set forth in the table below.

The Board designed the retention awards to enhance the prospect that the Executives remain with the Company and to promote continuity and stability. The Company and its shareholders are in an unusual situation where its operating companies’ insured portfolios are in runoff, but the ongoing monitoring and remediation of the portfolios is critical to maximizing shareholder value. The Board strongly believes that the Company’s current leadership team possesses unique skills and experience which are essential to the achievement of its priorities, including the generation of shareholder value:

•
The Executives continue to work towards mitigating losses at the Company’s operating subsidiaries, National Public Finance Guarantee Corp. (“National”) and MBIA Insurance Corporation (“MBIA Insurance”), while simultaneously maximizing recoveries on paid insurance claims and ensuring adequate liquidity for the Company.
•
Specific to National and its exposures relating Puerto Rico, it is of critical importance to the Company and to National’s policyholders that the Executives overseeing the day-to-day remediation efforts remain intact and motivated.
•
The Executives each have specialized industry knowledge, leadership and skill sets, and important and irreplaceable institutional knowledge that positively impacts the Company’s operations, and will be instrumental in helping it navigate the current challenging operating environment.

Absent a change of circumstances described further below, the retention awards will not vest for over 3 years from grant – until 2028 – thus ensuring that the Executives will see no benefit from these awards until such time. The retention awards will also be subject to the other restrictive conditions set forth in the Amended and Restated Omnibus Incentive Plan. Details of the retention awards are as follows:

Name	Title	Total Cash Award
Daniel M. Avitabile	AVP and MBIA Insurance’s President and Chief Risk Officer	1,950,000
Adam T. Bergonzi	AVP and National’s Chief Risk Officer	2,775,000
William C. Fallon	Chief Executive Officer	3,500,000
Christopher H. Young	AVP and National’s Chief Financial Officer	1,950,000

Under the terms of the retention awards, each Executive’s retention award will cliff vest on March 1, 2028 (the “Vesting Date”), provided the Executive remains continuously employed by the Company through such date. However, if, prior to the Vesting Date, the Executive experiences a “qualifying termination”, then the awarded cash will vest at such time. A “qualifying termination” means a termination of an Executive’s employment (a) due to his death or disability, (b) by the Company or its successor in the event of a change of control, without cause, or (c) with the approval of the Board or the board of directors of the Company’s successor in the event of a change of control.

Any retention award that has not vested as of the Vesting Date will be forfeited. Such forfeiture will occur, for example, upon an Executive’s voluntary resignation or retirement (other than in connection with a “qualifying termination”), or the Company’s termination of the Executive’s employment for cause.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MBIA INC.

Date:	February 13, 2025	By:	/s/ William J. Rizzo
William J. Rizzo Co-General Counsel